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                                                                    EXHIBIT 99.2


SOFTKEY(LOGO)
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                                                           FOR IMMEDIATE RELEASE

CONTACTS:

John Suske
SoftKey International
617/494-5816

Joele Frank/Chuck Burgess
Abernathy MacGregor Scanlon
212/371-5999

               SOFTKEY TO COMMENCE CASH TENDER OFFER FOR MAJORITY
             OF THE LEARNING COMPANY COMMON STOCK AT $65 PER SHARE
                   AS FIRST STEP IN TWO-PART MERGER PROPOSAL

                         TRANSACTION OFFERS 17% PREMIUM
     TO THE LEARNING COMPANY'S PREVIOUSLY ANNOUNCED MERGER WITH BRODERBUND

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CAMBRIDGE, MASS (October 30, 1995) - SoftKey International Inc. (NASDAQ: SKEY;
Toronto Stock Exchange: SSK) today announced that, through its wholly owned subsidiary, it is commencing a cash tender offer at a price of $65 per share for 4,642,507 shares of The Learning Company (NASDAQ: LRNG) common stock, representing a majority of the shares of The Learning Company common stock on a fully diluted basis.

The offer is the first step in a proposed two-step acquisition of The Learning Company by SoftKey. In the second step, the remaining shares of The Learning Company common stock outstanding and not owned by SoftKey would be acquired in a merger for SoftKey common stock. Each share of The Learning Company common stock would be converted into SoftKey common stock having the value, based on trading prices shortly prior to the merger, of $65 per share, subject to a maximum exchange ratio of 1.8571 SoftKey shares per share of The Learning Company common stock. If the applicable trading value of SoftKey stock for purposes of the second-step merger was the same as its $38.125 closing price on Friday, October 27, 1995, each share of The Learning Company would be converted into 1.7049 shares of SoftKey common stock.

The Learning Company has approximately 9.3 million shares outstanding on a fully diluted basis, giving the transaction a total value of approximately $606 million. SoftKey's offer represents approximately a 17% premium over the current value of the consideration offered to The Learning Company's stockholders in its proposed merger with Broderbund Software, Inc. (NASDAQ:
BROD).

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SoftKey today is filing a complaint against The Learning Company, members of
The Learning Company's Board of Directors, and Broderbund in the Chancery Court of Delaware. The complaint seeks injunctive relief requiring The Learning Company Board of Directors to redeem its stockholder rights plan, a so-called "poison pill," and to correct false and misleading statements in its Proxy Statement for the merger with Broderbund. SoftKey is also filing preliminary proxy materials in connection with its solicitation of The Learning Company stockholders to vote against the merger with Broderbund. SoftKey also intends to seek to call a special meeting to remove and replace The Learning Company's Board of Directors.

The tender offer and second-step merger are subject to a number of conditions, including redemption or inapplicability of The Learning Company's poison pill rights plan.

Bear, Stearns & Co. Inc. is acting as financial advisor to SoftKey and dealer manager for the tender offer.

Following is the full text of the letter from SoftKey Chairman and Chief Executive Officer, Michael Perik, and SoftKey President, Kevin O'Leary, to The Learning Company Board of Directors.

         Board of Directors
         The Learning Company
         6493 Kaiser Drive
         Fremont, CA  94555


         Gentlemen:

                 After careful consideration, the Board of Directors of SoftKey International Inc. has authorized us to propose a two-step transaction in which SoftKey would acquire The Learning Company. Our $65 per share proposal to acquire The Learning Company for cash and SoftKey stock is significantly more favorable to your stockholders than the proposed transaction with Broderbund Software, Inc. -- representing a premium of approximately 17% over the current value of that transaction. Moreover, we are announcing today a stock-for-stock acquisition of Minnesota Educational Computing Corporation (MECC) by SoftKey. The strategic combination of these three companies -- SoftKey, The Learning Company and MECC -- will create a true powerhouse in the consumer software industry, with a broad selection of educational and lifestyle titles and a distribution system in retail, OEM, international and direct mail unmatched by any competitor.

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                 Here is why.  This combination will bring together The
         Learning Company's high-quality educational programs with SoftKey's extensive line of productivity, 'edutainment' and lifestyle programs to offer customers a full range of products and services. There is virtually no overlap in the MECC product mix with SoftKey. This significantly enhances SoftKey's shelf space in retail with proprietary brand name educational titles in math, social studies, geography, arts and science. Also, MECC has 22 years of experience in the creation of high quality educational software for schools which will provide SoftKey with proven development talent. The Learning Company's product mix will further expand and complement SoftKey's and MECC's educational titles with powerful branded products in the reading, writing and language categories. We will be applying our proven strategy of brand line extension so that we can provide exceptional educational software at affordable prices to a mass home audience worldwide.

                 We expect to achieve significant operating synergies and cost savings by combining SoftKey, MECC and The Learning Company. Specifically, we will reduce selling costs and general and administrative expenses, while research and development costs will remain in tact, if not grow. We expect each transaction to be immediately accretive to SoftKey on an operating cash flow per share basis.

                 As to The Learning Company, we propose that SoftKey acquire The Learning Company in a two-step transaction, on the terms set forth in the enclosed merger agreement. In the first step of the transaction, Kidsco Inc., a wholly owned subsidiary of SoftKey, will commence a tender offer in which it is offering your stockholders $65 per share of The Learning Company's common stock, net in cash. In the second-step merger, stockholders of The Learning Company will receive SoftKey common stock having a value of $65 (based on the volume-weighted average of the closing prices of SoftKey common stock on the Nasdaq National Market for the 20 trading days ending three trading days prior to the stockholder meeting relating to the merger agreement), but not more than 1.8571 shares of SoftKey common stock, for each of the remaining outstanding shares of The Learning Company.

                 Although we are offering terms similar to those contained in The Learning Company's merger agreement with Broderbund, we are offering significantly more favorable financial terms and a transaction structure that provides your stockholders with cash for a portion of their shares in The Learning Company at the earliest possible time. We have considered with our advisers all legal and other requirements, and we do not foresee any difficulties in completing the prompt acquisition of The Learning Company.

                 The acquisition of MECC and our proposal to you today are independent transactions, and neither is conditioned on the other.

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         SoftKey plans to finance the cash tender offer portion of its proposal with its available cash. As structured, the tender offer will provide immediate and substantial value for those of your stockholders who prefer it.
In addition, your stockholders who receive SoftKey stock not only receive a substantial premium but will also be in a position to participate in the future of an exciting new company -- one of the largest consumer software companies in the world.

         Because of numerous and burdensome measures which The Learning Company has adopted, which discourage a more favorable bid, including a poison pill rights plan, the tender offer we are commencing is subject to several conditions relating to the elimination of impediments to SoftKey's superior proposal. As you will note from the enclosed form of merger agreement, we are prepared to drop certain conditions from our tender offer upon your execution of the merger agreement.

         SoftKey today is filing a complaint against The Learning Company, members of The Learning Company's Board of Directors and Broderbund in the Court of Chancery of the State of Delaware. The complaint seeks injunctive relief requiring The Learning Company's Board of Directors to redeem its stockholder rights plan and to correct false and misleading statements made in its Proxy Statement relating to the proposed Broderbund merger. SoftKey is also filing preliminary proxy materials in connection with its solicitation of stockholders of The Learning Company to vote against the merger with Broderbund at its special stockholders' meeting. SoftKey also intends to seek to call a special meeting of The Learning Company's stockholders to remove and replace The Learning Company's Board of Directors.

         In view of the importance to your stockholders of receiving the highest value for their shares and the need for adequate time for the Board of Directors to evaluate the two competing proposals, we believe it is essential that you take prompt action to postpone the November 9 Special Meeting of Stockholders.

         As you can appreciate, with a proposal of this type, time is of the essence. Please call us later today so that we can schedule a meeting with representatives of The Learning Company to discuss our proposal.

                                                   Very truly yours,

                                                   /s/ Michael J. Perik
                                                   Chairman and
                                                   Chief Executive Officer

                                                   /s/ Kevin O'Leary
                                                   President

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